UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2012 tw telecom inc.

(Exact name of Registrant as Specified in Charter)

Delaware	1-34243	84-1500624
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10475 Park Meadows Drive Littleton, Colorado 80124

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (303) 566-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 2, 2012, tw telecom inc. (the “Company”), tw telecom holdings inc., a wholly-owned subsidiary of the Company (“Holdings”), and certain subsidiaries of the Company and Holdings (the “Subsidiary Guarantors”) entered into an indenture with Wells Fargo Bank, National Association, as trustee, in connection with Holdings’ issuance of $480 million aggregate principal amount of its 5.375% Senior Notes due 2022 (the “Notes”).

The Company plans to use the net proceeds from the offering to settle the conversion obligations for the tw telecom inc. 2 3/8% Convertible Senior Debentures due 2026 to the extent holders elect to convert their debentures and the Company elects to settle the conversion obligations in whole or in part in cash, or if the Company otherwise redeems the debentures. The Convertible Senior Debentures are redeemable at the Company’s option on or after April 6, 2013. Any net proceeds not used for these purposes will be used for general corporate purposes. Pending the application of the net proceeds to these uses, the Company plans to invest the proceeds in cash equivalents.

The Notes are guaranteed on a senior unsecured basis by the Company and the Subsidiary Guarantors, and rank equally in right of payment with Holdings’ existing and future senior unsecured indebtedness. Holdings will pay interest on the Notes semiannually on April 1 and October 1 of each year, commencing on April 1, 2013, at a rate of 5.375% per annum. The Notes will mature on October 1, 2022. Holdings has the option to redeem all or a part of the Notes at any time on or after October 1, 2017 at the redemption prices set forth in the indenture, plus accrued and unpaid interest, if any, to the date of redemption. At any time prior to October 1, 2015, Holdings has the option to redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of equity offerings by the Company at a redemption price of 105.375% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding after such redemption. Prior to October 1, 2017, Holdings may redeem some or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the applicable redemption date plus the applicable “make-whole” premium.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes were sold to “qualified institutional buyers” as defined in Rule 144A of the Securities Act and to non-U.S. persons outside the United States under Regulation S under the Securities Act.

In connection with the closing of the offering of the Notes, the Company, Holdings and the initial purchasers of the Notes entered into a registration rights agreement dated October 2, 2012, pursuant to which the Company and Holdings agreed, among other things, to file an exchange offer registration statement with the Securities and Exchange Commission, or, if required, to file a shelf registration statement to cover re-sales of the Notes under certain circumstances.

The indenture is filed as Exhibit 4.1 to this Form 8-K and incorporated herein by reference. The descriptions of the material terms of the indenture above are qualified in their entirety by reference to such exhibit.

The registration rights agreement is filed as Exhibit 4.2 to this Form 8-K and incorporated herein by reference. The descriptions of the material terms of the registration rights agreement above are qualified in their entirety by reference to such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off- Balance Sheet Arrangement of the Registrant.

The information in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On October 2, 2012, the Company issued a press release announcing the closing of Holdings’ private offering of the Notes. The press release is filed herewith as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

4.1	Indenture, dated as of October 2, 2012, among tw telecom holdings inc., tw telecom inc., the subsidiaries of tw telecom holdings inc. named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 5.375% Senior Notes due 2022 of tw telecom holdings inc.

4.2	Registration Rights Agreement, dated as of October 2, 2012, among tw telecom holdings inc., tw telecom inc., the subsidiaries of tw telecom holdings inc. named therein, and Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC, as representatives of the initial purchasers of the 5.375% Senior Notes due 2022, relating to the 5.375% Senior Notes due 2022 of tw telecom holdings inc.

99.1	Press release issued October 2, 2012 by tw telecom holdings inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

tw telecom inc.

By:	/s/ Tina Davis
Name:	Tina Davis
Title:	Senior Vice President and Deputy General Counsel

Dated: October 4, 2012

EXHIBIT INDEX

Exhibit No.	Description of the Exhibit

4.1	Indenture, dated as of October 2, 2012, among tw telecom holdings inc., tw telecom inc., the subsidiaries of tw telecom holdings inc. named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 5.375% Senior Notes due 2022 of tw telecom holdings inc.

4.2	Registration Rights Agreement, dated as of October 2, 2012, among tw telecom holdings inc., tw telecom inc., the subsidiaries of tw telecom holdings inc. named therein, and Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC, as representatives of the initial purchasers of the 5.375% Senior Notes due 2022, relating to the 5.375% Senior Notes due 2022 of tw telecom holdings inc.

99.1	Press Release issued October 2, 2012 by tw telecom inc.